Draft, March 2, 2012

Schedule A
to the Investment Advisory Agreement dated April 25, 2003 between
The Guinness Atkinson Funds (the "Trust") and
Guinness Atkinson Asset Management Inc.
(formerly Guinness Atkinson Asset Management, LLC)
(the "Advisory Agreement")

	Name of Fund	Fee 1	Date Added

1.	Guinness Atkinson China & Hong Kong Fund	1.00%	April 25, 2003
2.	Guinness Atkinson Asia Focus Fund	1.00%	April 25, 2003
3.	Guinness Atkinson Global Innovators Fund	0.75%2	April 25, 2003
4.	Guinness Atkinson Global Energy Fund	0.75% 3	May 7, 2004
5.	Guinness Atkinson Alternative Energy Fund	1.00%	February 24, 2006
6.	Guinness Atkinson Asia-Pacific Dividend Fund	1.00%	February 24, 2006
7.	Guinness Atkinson Renminbi Yuan & Bond Fund	0.55%	May 9, 2011
8.	Guinness Atkinson Inflation Managed Dividend Fund	0.45%	March 2, 2012

1.
As a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive or defer any portion of the advisory fee from time to time.

2.
Prior to November 1,2005, the annual advisory fee for this Fund was equal to 0.90% of the Fund's average daily net assets up to $100 million; 0.75% of average daily net assets between $100 and $500 million, and 0.60% of average daily net assets in excess of $500 million.

3.	Prior to November 1, 2005, the annual advisory fee for this Fund was equal to 0.90% of the Fund's average daily net assets.

Clarification of Renewal Date

The Trust and the Adviser hereby agree that the Advisory Agreement shall continue from year to year so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including a majority of the Trustees who are neither parties to the Agreement nor "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust, no later than May 31 of each year, such continuance becoming effective May 31 of that year.

Agreed and accepted this __ day of March 2012

GUINNESS ATKINSON FUNDS	GUINNESS ATKINSON ASSET
MANAGEMENT INC.

By:	By:

Name:	Name:

Title:	Title: